Exhibit 99.1

November 2, 2006

Chesapeake Reports Third-Quarter 2006 Results

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported income from continuing operations of $5.4 million, or $0.28 per share, for the third quarter of 2006 compared to income from continuing operations of $1.8 million, or $0.09 per share, for the third quarter of 2005. The results for the third quarters of both 2006 and 2005 include activities related to the company's $25-million global cost savings program. The third quarter of 2006 included a net after-tax gain of $2.8 million, or $0.15 per share, for divestitures and restructuring expenses, asset impairments and other exit costs, while the results for the third quarter of 2005 included a net after-tax loss of $2.3 million, or $0.12 per share, related to such activities as well as an after-tax loss on extinguishment of debt of $0.5 million, or $0.03 per share. Excluding these items, income from continuing operations for the third quarter of 2006 was $2.6 million, or $0.13 per share, compared to $4.6 million, or $0.24 per share, for the third quarter of 2005.

The company completed the divestiture of its French luxury packaging business ("CLP") during the third quarter of 2006, and, accordingly, the results for that business for both the current year and prior periods have been reported as discontinued operations. Including discontinued operations, the company reported net income for the third quarter of 2006 of $4.1 million, or $0.21 per share, compared to net income of $1.2 million, or $0.06 per share, for the third quarter of 2005.

Third-Quarter 2006 Financial Highlights:

  Consolidated net sales were $247.9 million, up $3.1 million, or 1 percent, from the comparable quarter of 2005. Excluding changes in foreign currency exchange rates, net sales were down 2 percent compared to the third quarter of 2005. The net impact of acquisitions and divestitures did not have a significant effect on the comparability of third-quarter 2006 and 2005 consolidated net sales.

  Income from operations was $14.2 million, up $4.0 million, or 39 percent, from the comparable 2005 quarter. Income from operations before the effect of gains (losses) on divestitures and restructuring expenses, asset impairments and other exit costs, was $11.7 million, down $1.8 million, or 13 percent, from the comparable 2005 quarter. Excluding changes in foreign currency exchange rates, income on this measure was down 18 percent compared to the third quarter of 2005.

  Pension expense in the third quarter of 2006 was up $2.0 million compared to the third quarter of 2005, excluding the impact of changes in foreign currency exchange rates.

  Divestitures and restructuring expenses, asset impairments and other exit costs for the third quarter of 2006 included a gain of $4.1 million resulting from additional cash proceeds received for the company's plastic packaging operation in Northern Ireland that was sold in the first quarter of 2006.

"Challenging conditions continue to exist in many of our markets," said Andrew J. Kohut, Chesapeake's president & chief executive officer. "However, toward the end of the third quarter we began to see tangible benefits related to the efforts of our employees to achieve cost savings. I am increasingly confident that we will exceed our $25-million annualized cost savings target.

"Fourth-quarter order patterns are traditionally volatile, but volumes are currently strong, and I continue to anticipate year-on-year improvement in our operating income for the second half of the year," Kohut added.

Segment Results

The following discussion compares the results of the business segments for the third quarter of 2006 to the third quarter of 2005. The company's segment operating income measure excludes gains (losses) on divestitures and restructuring expenses, asset impairments and other exit costs.

Paperboard Packaging

  Net sales for the Paperboard Packaging segment were $214.4 million for the third quarter of 2006, an increase of $12.3 million, or 6 percent, from the comparable period in 2005. Excluding changes in foreign currency exchange rates, which increased net sales $9.3 million, net sales were up 2 percent. Excluding the changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales decreased 3 percent for the quarter. This decrease in net sales was primarily due to lower sales of tobacco and branded products packaging.

  Segment operating income for the Paperboard Packaging segment for the third quarter of 2006 was $12.3 million, a decrease of $1.8 million, or 13 percent, versus the comparable period in 2005. Excluding changes in foreign currency exchange rates, which increased segment operating income $0.5 million, segment operating income was down 16 percent for the quarter. The decrease in segment operating income was primarily due to the reduced sales in tobacco and branded products packaging, as well as additional pension expense. These factors were partly offset by improved results in the pharmaceutical and healthcare packaging market.

Plastic Packaging

  Net sales for the Plastic Packaging segment were $33.5 million for the third quarter of 2006, a decrease of $9.2 million, or 22 percent, from the comparable period in 2005. Excluding changes in foreign currency exchange rates, which decreased net sales $0.5 million, net sales were down 20 percent. Excluding the changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales increased 5 percent for the quarter. This increase in net sales during the quarter was primarily due to increased sales in the Irish dairy market. Sales in other markets were relatively flat, as higher resin prices generally offset reduced volume.

  Segment operating income for the Plastic Packaging segment for the third quarter of 2006 was $2.7 million, a decrease of $0.7 million, or 21 percent, from the comparable period in 2005. The decrease in segment operating income was primarily due to lower operating earnings in the company's beverage packaging operations, largely as a result of volume declines in South Africa. Segment operating income in the 2005 quarter was reduced by costs incurred in connection with the investigation of financial results at the company's facility in Crewe, England. Changes in foreign currency exchange rates did not have a significant impact of the comparability of third-quarter segment operating income.

Other information:

  In November 2005, the company announced a $25-million global cost savings program aimed at improving or rationalizing underperforming operations, improving operational processes, and reducing the overall company-wide cost structure. Since the program's inception, the company has recorded net charges for divestitures and restructuring, asset impairments and other exit costs of approximately $23.1 million ($7.8 million of which are included in discontinued operations) and made cash payments related to program initiatives of approximately $18.7 million. In addition, the company has recovered approximately $22.0 million in sale proceeds on operations and other assets divested under this program. Cost saving actions initiated to date, once complete, are expected to result in annualized cost savings of approximately $16 million.

  Corporate expenses were $3.3 million for the third quarter of 2006, a decrease of $0.7 million from the third quarter of 2005. The decrease was primarily due to cost savings initiatives under the company's $25-million global cost savings program and reduced accruals under long-term incentive programs.

  Restructuring expenses, asset impairments and other exit costs were $1.6 million ($1.3 million after tax) for the third quarter of 2006, compared to $3.3 million ($2.3 million after tax) for the third quarter of 2005. The charges in both quarters were part of the company's $25-million global cost savings program. The third quarter of 2005 included the closure of the company's facility in Birmingham, England, and the third quarter of 2006 included expenses for various initiatives across the company primarily related to workforce reductions.

  The company recorded a pre-tax gain on divestitures of $4.1 million ($4.1 million after tax) in the third quarter of 2006 resulting from additional cash proceeds received for the company's plastic packaging operation in Northern Ireland that was sold in the first quarter of 2006.

  Net interest expense was $10.1 million for the third quarter of 2006, an increase of $2.1 million compared to the third quarter of 2005. The increase was primarily due to increased borrowing levels in 2006, principally as a result of the Arlington Press acquisition, as well as higher average interest rates on borrowings under lines of credit during 2006.

  During the third quarter of 2005, the company redeemed 2.9 million pounds Sterling principal amount of its 10-3/8 percent senior subordinated notes due 2011, which resulted in a loss on the extinguishment of debt of $0.5 million, net of income taxes.

  On July 31, 2006, the company completed the sale of CLP. Results for CLP for both the current year and the prior periods are presented as discontinued operations. Discontinued operations for the third quarter of 2006 included an after-tax loss on the sale of CLP of $1.5 million.

  The company's effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management's expectations as to recovery of its U.S. and certain foreign jurisdiction deferred income tax assets. During the third quarter of 2006, the company recorded an income tax benefit of $2.3 million as a result of management's reassessment of the company's valuation allowance for deferred tax assets in France following the sale of CLP.

  Net cash generated by operating activities was $1.5 million for the first nine months of 2006, a decrease of $27.0 million compared to the first nine months of 2005. The decrease primarily reflects an increase in spending associated with our global cost savings program, as well as increased pension contributions. Net cash generated by operating activities, exclusive of restructuring spending, was $14.6 million for the first nine months of 2006. The company's total capital spending was $25.9 million for the first nine months of 2006 compared to $25.0 million for the first nine months of 2005.

  Total debt, net of cash, at October 1, 2006, was $458.9 million compared to $424.2 million at January 1, 2006. The increase in net debt was primarily due to borrowings to fund working capital needs and changes in foreign currency exchange rates, which increased reported net debt by approximately $21.2 million at the end of the third quarter of 2006 compared to the end of fiscal year 2005.

Use of Non-GAAP Financial Measures

The company presents the following measures of results each adjusted to exclude gains (losses) on the extinguishment of debt, gains (losses) on divestitures, and restructuring expenses, asset impairments and other exit costs as non-GAAP financial measures: income from operations; income from continuing operations; earnings per share from continuing operations; and cash flows from operating activities. The company's management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for income from operations, income from continuing operations, earnings per share from continuing operations or cash flows from operating activities as determined in accordance with GAAP. Reconciliation of these non-GAAP measures to income from operations, income from continuing operations, earnings per share from continuing operations and cash flows from operating activities are provided in the schedules of this release.

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its third-quarter 2006 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 47 locations in Europe, North America, Africa and Asia and employs approximately 5,600 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company's inability to realize the full extent of the expected savings or benefits from the $25-million global cost savings program and to complete such activities in accordance with its planned timetable and within the expected cost range; competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Third Quarter		First Nine Months
INCOME STATEMENTS	2006	2005	2006	2005
Net sales	$247.9	$244.8	$737.4	$759.9
Costs and expenses:
Cost of products sold	206.8	201.4	612.9	625.3
Selling, general and administrative expenses	32.3	31.5	99.5	101.5
Restructuring expenses, asset impairments and
other exit costs (a)	1.6	3.3	7.7	3.3
(Gain) loss on divestitures (b)	(4.1)	-	(3.1)	3.4
Other income, net	2.9	1.6	7.8	7.5

Income from operations	14.2	10.2	28.2	33.9
Interest expense, net	10.1	8.0	29.1	24.9
Loss on extinguishment of debt	-	0.5	0.6	0.5

Income (loss) from continuing operations before taxes	4.1	1.7	(1.5)	8.5
Income tax (benefit) expense	(1.3)	(0.1)	(2.4)	1.2

Income from continuing operations	5.4	1.8	0.9	7.3
Discontinued operations, net of taxes (c)	(1.3)	(0.6)	(6.3)	(4.6)

Net income (loss)	$4.1	$1.2	$(5.4)	$2.7

Diluted earnings per share:
Income from continuing operations	$0.28	$0.09	$0.05	$0.38
Discontinued operations, net of taxes (c)	(0.07)	(0.03)	(0.33)	(0.24)

Net income (loss)	$0.21	$0.06	$(0.28)	$0.14

Weighted average shares and equivalents
outstanding - diluted	19.4	19.4	19.4	19.4

Other items:
Depreciation and amortization	$14.1	$14.3	$42.8	$43.6
Net cash provided by (used in) operating activities	2.5	19.4	1.5	28.5
Net cash provided by (used in) operating activities,
exclusive of restructuring spending	5.6	19.4	14.6	28.5
Capital expenditures	(5.5)	(9.1)	(25.9)	(25.0)

(a) Restructuring expenses, asset impairments and other exit costs in both 2005 and 2006 primarily represents costs associated with restructuring initiatives under the company's $25-million global cost savings program.

(b) Gain on divestitures for both the third quarter and first nine months of 2006 reflects the net gain on the sale of the company's plastic packaging operation in Northern Ireland. Loss on divestitures for the first nine months of 2005 reflects the write-down of promissory notes received in connection with the 2001 sale of Consumer Promotions International.

(c) Discontinued operations during 2006 primarily reflects the third quarter loss on sale, as well as historical operating results, of our French luxury packaging business ("CLP"). Discontinued operations during 2005 reflects the second quarter loss on sale of the assets of our French wine and spirits label operation, Bourgeot Etiqso Lesbats, which was a component of the CLP business and has been reclassified from loss on divestiture. Also included in the 2005 discontinued operations is the reduction of a liability for certain contractual obligations related to the former Merchandising & Specialty Packaging segment.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Third Quarter		First Nine Months
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2006	2005	2006	2005

Income from operations	$14.2	$10.2	$28.2	$33.9
Add: restructuring expenses, asset impairments and
other exit costs	1.6	3.3	7.7	3.3
Less/Add: (Gain) loss on divestitures	(4.1)	-	(3.1)	3.4

Income from operations, exclusive of
restructuring expenses, asset impairments and other
exit costs, and (gain) loss on divestitures	$11.7	$13.5	$32.8	$40.6

Income from continuing operations	$5.4	$1.8	$0.9	$7.3
Add: restructuring expenses, asset impairments and
other exit costs after taxes	1.3	2.3	5.7	2.3
Less/Add: (Gain) loss on divestitures after taxes	(4.1)	-	(2.9)	3.4
Add: loss on extinguishment of debt after taxes	-	0.5	0.6	0.5

Income from continuing operations exclusive of losses
associated with the extinguishment of debt,
restructuring expenses, asset impairments and
other exit costs, and (gain) loss on divestitures	$2.6	$4.6	$4.3	$13.5

Earnings per share from continuing operations	$0.28	$0.09	$0.05	$0.38
Add: restructuring expenses, asset impairments and
other exit costs after taxes	0.06	0.12	0.29	0.12
Less/Add: (Gain) loss on divestitures after taxes	(0.21)	-	(0.15)	0.17
Add: loss on extinguishment of debt after taxes	-	0.03	0.03	0.03

Earnings per share from continuing operations exclusive
of losses associated with the extinguishment of
debt, restructuring expenses, asset impairments
and other exit costs, and (gain) loss on divestitures	$0.13	$0.24	$0.22	$0.70

Cash flows from operating activities	$2.5	$19.4	$1.5	$28.5
Add: cash spending for restructuring expenses
and other exit costs	3.1	-	13.1	-

Cash flows from operating activities, exclusive of
restructuring spending	$5.6	$19.4	$14.6	$28.5

BALANCE SHEETS (in millions, unaudited)
	October 1,	January 1,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$6.8	$8.7
Accounts receivable, net	148.7	134.8
Inventories, net	106.5	108.5
Other current assets	19.4	27.6

Total current assets	281.4	279.6

Property, plant and equipment, net	367.6	372.0
Goodwill	379.3	354.0
Other assets	113.1	117.4

Total assets	$1,141.4	$1,123.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$209.4	$221.9
Current portion of long-term debt	12.8	22.8
Income taxes payable	20.6	21.8
Dividends payable	-	4.3

Total current liabilities	242.8	270.8

Long-term debt	452.9	410.1
Pension and postretirement benefits	71.3	75.8
Deferred income taxes	15.6	17.0
Other long-term liabilities	57.3	54.0
Stockholders' equity	301.5	295.3

Total liabilities and stockholders' equity	$1,141.4	$1,123.0

BUSINESS SEGMENT HIGHLIGHTS	Third Quarter		First Nine Months
(in millions, unaudited)	2006	2005	2006	2005
Net sales:
Paperboard Packaging	$214.4	$202.1	$622.3	$620.0
Plastic Packaging	33.5	42.7	115.1	139.9

	$247.9	$244.8	$737.4	$759.9

Segment operating income:
Paperboard Packaging	$12.3	$14.1	$32.2	$41.2
Plastic Packaging	2.7	3.4	11.9	12.3
Corporate	(3.3)	(4.0)	(11.3)	(12.9)
Restructuring expenses, asset impairments and
other exit costs	(1.6)	(3.3)	(7.7)	(3.3)
Gain (loss) on divestitures	4.1	-	3.1	(3.4)

Income from operations	$14.2	$10.2	$28.2	$33.9

Depreciation and amortization:
Paperboard Packaging	$12.2	$11.7	$36.5	$35.4
Plastic Packaging	1.8	2.3	6.0	7.2
Corporate	0.1	0.1	0.1	0.2
Discontinued Operations	-	0.2	0.2	0.8

	$14.1	$14.3	$42.8	$43.6